Exhibit 5.1

Equity LifeStyle Properties, Inc. Two North Riverside Plaza, Suite 800 Chicago, Illinois 60606	July 30, 2020

Ladies and Gentlemen:

We have acted as counsel to Equity LifeStyle Properties, Inc., a Maryland corporation, (the “Company”) in connection with the registration statement on Form S-3ASR, as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and in connection with the offer and sale by the Company from time to time of shares of its common stock, par value $0.01 per share (the “Securities”) having an aggregate offering price of up to $200,000,000, which are to be sold by the Company in accordance with the terms of the Equity Distribution Agreements, dated July 30, 2020, by and among the Company, MHC Operating Limited Partnership (the “Operating Partnership”) and each of Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, BofA Securities, Inc., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC, respectively (the “Agreements”).

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. As to factual matters relevant to the opinion set forth below, we have, with your permission, relied upon certificates of officers of the Company and public officials.

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Securities have been duly and validly authorized and, when issued and sold as contemplated by the prospectus included as a part of the Registration Statement and in the manner contemplated by the Agreements, the Securities will be legally issued, fully paid and non-assessable.

The opinion set forth in this letter relates only to the General Corporation Law of the State of Maryland, and we express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction.

We consent to the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K that shall be incorporated by reference into the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement and the prospectus supplement thereto related to the offering of the Securities. In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Clifford Chance US LLP

CLIFFORD CHANCE US LLP